                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement"), is made and entered into this 11th day of June, 1998, by and between TOWNE SERVICES, INC., a Georgia corporation (the "Purchaser"), and CREDIT COLLECTION SOLUTIONS, INC., a Georgia corporation (the "Seller"); and BURTON W. CRAPPS and ROBERT M. RAGSDALE, individual residents of the State of Georgia (the "Shareholders").

                                    RECITALS

         The Seller is engaged in the business of designing, developing and selling certain credit collection financial software for use by banks and small to medium-sized businesses (collectively, the "Business").

         The Purchaser desires to purchase certain assets of Seller associated with the Business.

         The Shareholders agree that it is in the best interests of the Seller to transfer certain of its assets, including the Collection Works software, to the Purchaser.

         NOW, THEREFORE, in consideration of the recitals and of the mutual agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE 1
                                SALE AND PURCHASE

         Upon the terms and subject to the conditions of this Agreement, Seller hereby agrees to grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase, accept and acquire, all right, title and interest of Seller in and to all of the assets hereinafter described (the "Assets"), for the purchase price and other consideration as hereinafter set, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

                                    ARTICLE 2
                         ASSETS TO BE PURCHASED AND SOLD

         (a) Included Assets. The Assets shall include without limitation the following assets, properties and rights of Seller used directly or indirectly in the conduct of, or generated by or constituting, the Business, except as otherwise expressly set forth in Section 2(b) hereof:

                  (i) All of the Seller's sales contracts and accounts receivable listed on Schedule 2(a);

                  (ii) Customer lists; technical bulletins; product literature; regulatory records; quality control test methods; all records relating to products and customers since inception; all files relating to contact with customers; all records related to or used in connection with the





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operation or ownership of the Assets by Seller including, without limitation, copies of records and data maintained on Seller's computer system; all rights or choices in action related to the Assets and arising out of occurrences before or after the date hereof, including without limitation all rights under express or implied warranties relating to the Assets; all other transferable rights of Seller in and to intangible assets used or held for use in the Business, including goodwill; and all information, files, records, data, plans, contracts and recorded knowledge related to the foregoing.

                  (iii) All equipment identified on Schedule 2(a) hereto; and

                  (iv) All rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor; all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Business or under development; all computer software (including documentation and related object and source codes), including but not limited to the Collection Works software as copyrighted by Seller.

         (b) Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following: the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with corporate organization of Seller; the rights which accrue or will accrue to Seller under this Agreement; the rights to any of Seller's claims for any federal, state, local, or foreign tax refunds; or the assets, properties or rights set forth on Schedule 2(b).

                                    ARTICLE 3
                               SELLER'S TRADE NAME

                  In addition to the Assets, it is the intention of the parties that the Purchaser shall have the sole and absolute right to the trade name "Collection Works"; and in that regard, the Seller shall and does hereby transfer and assign to the Purchaser all of its right, title and interest in and to said name, and hereby agrees to execute and deliver instruments or documents that shall reasonably be necessary to accomplish same, in form to be approved by Purchaser's legal counsel.

                                    ARTICLE 4
                         TITLE TO AND TRANSFER OF ASSETS

         The Seller agrees to convey to the Purchaser fee simple, marketable and unencumbered lien free title to all of the Assets by appropriate documents of transfer and sale, including such bills of sale, endorsements and assignments, and other good and sufficient instruments of bargain and sale, in such form as shall be approved and deemed appropriate by legal counsel for the Purchaser, and which documents shall contain covenants of warranty as to title, and which documents shall, in the opinion of the Purchaser's counsel, be sufficient to vest in Purchaser good and marketable title to the Assets.





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                                    ARTICLE 5
                   LIABILITIES TO BE ASSUMED BY THE PURCHASER

         The Purchaser hereby assumes and agrees to be responsible for only the specific obligations and liabilities of the Seller (the "Liabilities") listed on
Schedule 5 hereto. Purchaser shall not assume or be subject to any other debts or liabilities of the Seller or the Shareholders. Without limiting the generality of the foregoing, in no event shall Purchaser assume or incur any liability or obligation in respect of any of the following:

         (a) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of Seller on or prior to the Closing, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income;

         (b) except as provided on Schedule 5, any federal, state or local income or other tax (i) payable with respect to the business, assets, properties or operations of Seller or any member of any affiliated group of which Seller is a member for any period prior to date hereof, or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller or any member of any affiliated group of which Seller is a member of this Agreement and the transactions contemplated hereby;

         (c) any liability or obligation under or in connection with the assets excluded from the Assets under Section 2(b);

         (d) any liability or obligation arising prior to or as a result of the transactions contemplated by this Agreement to any employees, agents or independent contractors of Seller, whether or not employed by Purchaser after the date hereof, or under any benefit arrangement with respect thereto;

         (e) any liability or obligation arising out of any breach by Seller of any provision of any agreement, contract, commitment or lease referred to in this Agreement, including but not limited to liabilities or obligations arising out of Seller's failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the date hereof, but excluding however any liability arising out of the assignment to Purchaser of such agreements, contracts, commitments or leases in violation of the terms thereof; or

         (f) any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants and other experts.





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                                    ARTICLE 6
                           PURCHASE PRICE AND PAYMENT

         The assumption of liabilities pursuant to Article 5 shall constitute the total purchase price for all of the Assets, subject to adjustments as hereinafter set forth and further subject to the contingent payment of up to 100,000 shares of Purchaser's common stock, as described on Schedule 6(a) hereto. The parties agree that the purchase price of $510,111.54 (including any required adjustments) represents the fair market value of the Assets. The purchase price shall be allocated among the Assets acquired hereunder as described on Schedule 6(b) hereof. Seller and Purchaser each hereby covenant and agree that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this
Article 6.

                                    ARTICLE 7
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller and/or the Shareholders, as applicable, hereby represents and warrants to Purchaser that, except as set forth on the Disclosure Schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

         (a) Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of Georgia. Seller is not required to qualify to do business as a foreign corporation in any jurisdiction.

         (b) Corporate Power; Authorization; Enforceable Obligations. The Seller and the Shareholders have the power (in the case of Seller, the corporate power), authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller or the Shareholders in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered on behalf of Seller or the Shareholders by a duly authorized officer of Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller and/or the Shareholders, as applicable, enforceable against it in accordance with their respective terms.

         (c) No Interest in Other Entities. No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Assets. Except as described in the Disclosure Schedule in response to this Section, the Seller's interest in the Assets is held directly by the Seller and not through any association, partnership, joint venture or other legal entity.





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         (d) Validity of Contemplated Transactions, etc. The execution, delivery and performance of this Agreement by the Seller and the Shareholders does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which the Seller or the Shareholders is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Seller or the Shareholders, (c) the charter documents of the Seller or any securities issued by the Seller, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding, oral or written, to which the Seller or the Shareholders is a party, by which the Seller or the Shareholders may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Seller thereunder. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by the Seller or the Shareholders.

         (e) No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of Seller's assets, properties or rights included in the Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory of Seller.

         (f) Capitalization. The authorized and issued capital stock of the Seller is, and the owners of such capital stock are, as set forth in Schedule 7(f). The Seller has not issued any other shares of its capital stock and there are no outstanding rights to purchase or acquire any of such shares, nor any outstanding securities convertible into such shares. There are no agreements to which the Seller is a party or has knowledge regarding the issuance, registration, voting or transfer of its outstanding shares of capital stock of the Seller.

         (g) Financial Statements. Seller has delivered to Purchaser true and complete copies of the unaudited balance sheets of Seller at January 31, 1997 and March 31, 1998. Such balance sheets, including the related notes, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the dates indicated and such statements of income, cash flow and changes in shareholders equity fairly present the results of operations, cash flow and changes in shareholders equity of Seller for the periods indicated.

         (h) Absence of Certain Developments. Except as disclosed in Schedule 7(h), since March 31, 1998, (a) there has been no material adverse change in the financial condition of the Seller, (b) the Seller has not incurred any material liabilities or material contingent liabilities, (c) the Seller has not declared any dividends or purchased any of its capital stock, and (d) the Seller has not entered into any material transactions outside the ordinary course of business other than transactions disclosed in writing to the Purchaser prior to the date of Closing.





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         (i) Tax Matters. Except as provided on Schedule 7(i), all required tax returns of the Seller have been accurately prepared in all material respects and timely filed, and all taxes required to be paid with respect to the periods or transactions covered by such returns have been timely paid. Except as provided on Schedule 7(i), the Seller is not delinquent in the payment of any tax, assessment or governmental charge, has not had any tax deficiency proposed in writing or assessed against it, and has not executed any waiver still in effect of any statute of limitations on the assessment or collection of any tax. None of the federal or state income tax returns or state franchise tax returns of the Seller has ever been audited by governmental authorities. The amounts accrued on the Seller's balance sheet are sufficient with respect to all unpaid taxes due for the period ending on such date.

         (j) Books of Account. The books, records and accounts of Seller maintained with respect to the Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Business. Seller has not engaged in any transaction with respect to the Business, maintained any bank account for the business or used any of the funds of Seller in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

         (k) Absence of Undisclosed Liabilities. Seller has no liabilities or obligations with respect to the Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

                  (i) those liabilities or obligations set forth on the March 31, 1998 balance sheet and not heretofore paid or discharged;

                  (ii) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in this Agreement or not required to be disclosed because of the term or amount involved; and

                  (iii) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since March 31, 1998.

         For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         (l) Title to Properties. Seller has good, valid and marketable title to all of its properties and assets, including without limitation all properties and assets reflected in the March 31, 1998 balance sheet, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) liens for current personal property taxes not yet due and payable, and (ii) liens that are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

         (m) Condition of Purchased Equipment. All items of Purchased Equipment which are included in the Assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations or Authorizations relating to their construction, use and operation.

         (n) Compliance with Law; Authorizations. Seller has complied with each, and is not in violation of any, law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which Seller's business, operations, assets or properties is subject ("Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of its business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct its business as now or previously conducted or for the ownership and use of the Assets, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations. Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization.

         (o) Transactions with Affiliates. Other than with respect to Burton Crapps and Southern Computer Works, no shareholder, director, officer or employee of Seller, or any member of its, his or her immediate family or any other of its, his or her affiliates, owns or has a 5% or more ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any material contract, agreement or understanding, business arrangement or relationship with Seller.

         (p) Litigation. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller after due inquiry, threatened against Seller or which relates to the assets of Seller or the transactions contemplated by this Agreement, nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect Seller, its assets or the transactions contemplated hereby. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect Seller, its assets or the transactions contemplated hereby.

         (q) Insurance. The assets, properties and operations of Seller are insured under various policies of general liability and other forms of insurance, which policies are in amounts which are adequate in relation to the business and assets of Seller and all premiums to date have been paid in full. Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three fiscal years.

         (r) Contracts and Commitments. Except as set forth on Schedule 7(r), Seller is not a party to any written or oral:

                  (i) agreement, contract or commitment with any present or former employee or consultant or for the employment of any person, including any consultant, who is engaged in the conduct of the Business;

                  (ii) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party involving in any one case $10,000.00 or more;

                  (iii) agreement, contract or commitment to perform services or to sell or supply products in connection with the Business involving in any one case $10,000.00 or more;

                  (iv) agreement, contract or commitment limiting or restraining Seller, the Business or any successor thereto from engaging or competing in any manner or in any business, nor, to Seller's knowledge, is any employee of Seller engaged in the conduct of the Business subject to any such agreement, contract or commitment;

                  (v) license, franchise, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by Seller in the conduct of the Business; or

                  (vi) material agreement, contract or commitment relating to the Business not made in the ordinary course of business.

         (s) Intellectual Property Matters. The Seller in the conduct of the Business did not and does not utilize any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how except for those listed on
Schedule 7(s) (the "Intellectual Property"), all of which are owned by the Seller free and clear of any liens, claims, charges or encumbrances. The Seller does not infringe upon or unlawfully or wrongfully use any patent, trademark, tradename, service mark, copyright or trade secret owned or claimed by another. The Seller is not in default under, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any such patent, trademark, tradename, service mark, copyright or trade secret. No present or former employee of the Seller and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, tradename, service mark or copyright, or in any application therefor, or in any trade secret, which the Seller owns, possesses or uses in its operations as now or heretofore conducted. There are no confidentiality or nondisclosure agreements to which the Seller or any of Seller's employees engaged in the Business is a party which relates to the Assets.

         (t) Environmental Matters. Seller has obtained all permits, licenses and other authorizations which are required in connection with the conduct of the Business under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                  Seller is in full compliance in the conduct of the Business with all the terms and conditions of the required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                  Seller is not aware of, nor has Seller nor any of its subsidiaries received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.


                  There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against Seller in connection with the conduct of the Business relating in any way to the laws referred to in this Section or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under such laws.


                  Seller agrees to cooperate with Purchaser in connection with Purchaser's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving the Assets.


         (u) Availability of Documents. Seller has made available to Purchaser copies of all documents, including without limitation all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings authorizations, permits, licenses, patents, trademarks, tradenames, service marks, copyrights and applications therefor listed in the Disclosure SchedulE hereto or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

         (v) Restrictions. Seller is not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts or, so far as Seller can now reasonably foresee, may in the future materially adversely affect or materially restrict, Purchaser's use of the Assets after consummation of the transactions contemplated hereby.


         (w) Completeness of Disclosure. No representation or warranty by Seller in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

                                    ARTICLE 8
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser, as applicable, hereby represents and warrants to the Seller as follows::

         (a) Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

         (b) Corporate Power and Authorization. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

         (c) Validity of Contemplated Transactions, etc. The execution, delivery and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (c) the charter documents or By-Laws of, or any securities issued by, Purchaser, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

                                   ARTICLE 9
                          CLOSING DATE, PLACE AND TIME

         (a) The closing (the "Closing") of the sale and purchase of the Assets shall take place on June 11, 1998 in Atlanta, Georgia, at the offices of Nelson Mullins Riley & Scarborough, L.L.P. or on such other date as may be mutually agreed upon in writing by Purchaser and Seller. The date of the Closing is sometimes herein referred to as the "Closing Date."

         (b)      Items to be Delivered at Closing.

                  (i) Seller's Deliveries. At the Closing and subject to the terms and conditions herein contained, Seller shall deliver to Purchaser such bills of sale, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to the Assets owned by Seller, the Assets leased by Seller as lessee, and all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Assets to which Seller is a party or by which it has rights on the Closing Date, including the following:

                           (A)      A blanket transfer, assignment and bill of
Sale with respect to the intangible personal property of Seller included in the Assets;

                           (B)      Copies of all consents obtained;

                           (C) A bill of sale with respect to the purchased
Equipment

                  (ii) Simultaneously with such deliveries, Seller shall also deliver original counterparts of all of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of diskettes, computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondence, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Assets, and all such steps will be taken as may be required to put Purchaser in actual possession and operating control of the Assets.

         (c) Third Party Consents. To the extent that Seller's rights under any agreement, contract, commitment, lease, authorization or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

         (d) Further Assurances. Seller from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser any reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                                   ARTICLE 10
                            BULK SALES/TRANSFER LAWS

         Purchaser and Seller hereby waive compliance by Purchaser and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Purchaser from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof.

                                   ARTICLE 11
                            SURVIVAL OF UNDERTAKINGS

         All of the warranties, representations and undertakings of the parties hereto as set forth under the terms of this Agreement shall survive the Closing, and each of the parties does hereby agree to indemnify and hold harmless the other for any breach or failure of any of said warranties, representations or undertakings, whenever the same may occur, either before or after Closing.

                                   ARTICLE 12
                     INDEMNIFICATIONS OF PURCHASER BY SELLER

         From and after the Closing, Seller and each Shareholder, jointly and severally, will reimburse, indemnify and hold harmless Purchaser and its successors and assigns (an "Indemnified Purchaser Party") against and in respect of:

                  (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

                  (b) any and all liabilities and obligations of Seller of any nature whatsoever, except for those liabilities and obligations of Seller which Purchaser specifically assumes pursuant to this Agreement;

                  (c) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Purchaser Party that relate to Seller or the Business in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any director, officer, employee, agent, representative or subcontractor of Seller, except for those which Purchaser specifically assumes pursuant to this Agreement; or

                  (d) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller or any Shareholder under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

                  (e) any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section.

                                   ARTICLE 13
                     INDEMNIFICATIONS OF SELLER BY PURCHASER

         From and after the Closing, Purchaser will reimburse, indemnify and hold harmless Seller and its successors or assigns (an "Indemnified Seller Party") against and in respect of:

                  (a) Any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

                           (i)      any and all liabilities and obligations of
Seller which have been specifically assumed by Purchaser to this Agreement;

                           (ii)     any misrepresentation, breach of warranty or
non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

                  (b) any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section.

                                   ARTICLE 14
                              POST CLOSING MATTERS

         (a) Employee Benefits. Seller shall pay directly to each employee of the Business that portion of all benefits which has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date, and Purchaser shall assume no liability therefor. No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements (other than as specified in the following subsections) shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. All amounts payable directly to employees, or to any fund, program, arrangement or plan maintained by Seller therefor shall be paid by Seller within 30 days after the Closing Date to the extent that such payment is not inconsistent with the terms of such fund, program, arrangement or plan.

         (b) Discharge of Business Obligations. From and after the Closing Date Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Business, its operations or the assets and properties used therein (except for those expressly assumed by Purchaser hereunder), including without limitation any liabilities or obligations to employees, trade creditors and clients of the Business.

         (c) Maintenance of Books and Records. Each of Seller and Purchaser shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party, and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

         (d) Use of Name. From and after the Closing Date, Seller will sign such consents and take such other action as Purchaser shall reasonably request in order to permit Purchaser to use the tradename "Collection Works" and variants thereof.

         (e) UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Assets or the Business to Purchaser. In addition, Seller will execute such documents and financing statements as Purchaser may request from time to time to evidence transfer of the Assets to Purchaser, including any necessary assignments of financing statements.

         (f) Covenant Not to Compete. Seller and Shareholders and each of their controlled affiliates agrees that for a period of five years after that the Closing Date, neither it nor any of its affiliates will, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business whether in corporate, proprietorship or partnership form or otherwise as more than a five percent owner in such business where such business is competitive with the Business. The parties hereto specifically acknowledge and agree that any business conducted outside the continental United States is not competitive with the Business. The parties further specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 7.9 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

         (g) Seller covenants that it will continue to exist and shall keep and maintain its present corporate status in good standing for a minimum of thirteen
(13) months following the date of Closing.


                                   ARTICLE 15
                         RELEASE AND COVENANT NOT TO SUE

         The Shareholders hereby acknowledge and agree that the transactions contemplated by this Agreement are in the best interest of the Seller and in their own best interests as shareholders of the Seller. As part of the agreements set forth herein and in consideration of Purchaser's agreements hereunder, to the fullest extent permitted by law, the Shareholders hereby fully and forever release, remise, acquit and discharge the Purchaser and its past, present and future subsidiaries, officers, directors, employees, shareholders, attorneys, agents, successors, assigns, representatives and other affiliates (collectively, the "Company Releases") of and from all claims (as defined by Section 101 of the United States Bankruptcy Code, as amended), debts, demands, actions, causes of action, suits, accounts, damages and liabilities of every name and nature, both at law and in equity, whether known or unknown, that any of such Shareholders now has, ever had or may, at any time, claim to have had against any of the Company Releases.


                                   ARTICLE 16
                                  MISCELLANEOUS

         (a) Brokers' and Finders' Fees. Seller represents and warrants to Purchaser that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Seller agrees to indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Seller's dealings, arrangements or agreements with any such person. Purchaser represents and warrants that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this agreement or the consummation of the transactions contemplated hereby, and Purchaser agrees to indemnify and hold harmless Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Purchaser's dealings, arrangements or agreements with or any such person.

         (b) Sales, Transfer and Documentary Taxes, etc. Seller shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by law on Seller or Purchaser and Seller shall indemnify, reimburse and hold harmless Purchaser in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

         (c) Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

         (d) Contents of Agreement; Parties in Interest; etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         (e) Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         (f) Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telegram or by registered or certified mail, postage prepaid, as follows:


                  If to Purchaser, to:

                           Towne Services, Inc.
                           3295 River Exchange Drive
                           Suite 350
                           Norcross, GA  30092

                           Attention:  Mr. Drew W. Edwards

                  With a copy to:

                           Nelson Mullins Riley & Scarborough, L.L.P.
                           First Union Plaza, Suite 1400
                           999 Peachtree Street, N.E.
                           Atlanta, GA  30309

                           Attention:  Susan L. Spencer, Esq.

                  If to Seller or Shareholders, to:

                           Credit Collection Solutions, Inc.
                           108 NE Park Avenue
                           P.O. Box 363
                           Baxley, GA  31513

                           Attention:  Mr. Burton W. Crapps

                  With a copy to:

                           Arden J. Hadwin, Esq.
                           Morris and Morris
                           15 East Montgomery Crossroad
                           Savannah, GA  31416

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

         (g) Georgia Law to Govern. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Georgia.

         (h) No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         (i) Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         (j) Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         (k) Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         (l) Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         (m) Guarantees. Each Shareholder hereby unconditionally guarantees to Purchaser and its affiliates the full and timely performance of all of the obligations and agreements of Seller. The foregoing guarantee shall include the guarantee of the payment of all damages, costs and expenses which might become recoverable as a result of the nonperformance of any of the obligations or agreements so guaranteed or as a result of the nonperformance of this guarantee. Each Shareholder further agrees that its guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any guaranteed obligation, any assumption of any such guaranteed obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor, and such Shareholder hereby waives all special suretyship defenses and notice requirements.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above

                                           "Purchaser"
ATTEST:                                    TOWNE SERVICES, INC.


By       /s/ Henry Baroco                  By       /s/ Drew W. Edwards
  --------------------------------           -----------------------------------
         As its   President                         As its Chairman/CEO


                                           "Seller"
ATTEST:                                    CREDIT COLLECTION SOLUTIONS,
                                           INC.


By                                         By       /s/ Burton W. Crapps
  --------------------------------            ----------------------------------
         As its                                     As its President


                                           "Shareholders"

                                           BURTON W. CRAPPS

                                           /s/ Burton W. Crapps
                                           -------------------------------------

                                           ROBERT M. RAGSDALE

                                           /s/ Robert M. Ragsdale
                                           -------------------------------------